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                                                                    EXHIBIT 12.1

                                    Nine Months Ended
                                         Sept 30,                                   Year Ended December 31,
                                         --------                                   -----------------------
    Amounts in 000's                2005          2004          2004           2003           2002          2001          2000
                                    ----          ----          ----           ----           ----          ----          ----
EARNINGS AS DEFINED:
 Income (Loss) From Continuing
  Operations
   After Interest Charges          $ 63,636      $  8,007      $ 35,635      ($104,160)     ($294,979)     $ 35,818      ($45,264)
 Income Taxes                        31,458         9,904        20,631        (44,207)      (161,191)       14,218       (30,193)
                                --------------------------------------------------------------------------------------------------
 Income (Loss) From Continuing
  Operations
   before Income Taxes               95,094        17,911        56,266       (148,367)      (456,170)       50,036       (75,457)

 Fixed Charges                      279,213       284,669       333,556        388,565        299,824       243,874       209,937
 Capitalized Interest               (17,283)       (4,963)       (8,587)        (5,976)        (5,270)       (2,801)      (10,634)
 Preferred Stock Dividend
  Requirement                        (4,500)       (4,500)       (6,000)        (6,000)        (6,000)       (5,692)       (5,383)
                                --------------------------------------------------------------------------------------------------

   Total                        $   352,524   $   293,117   $   375,235   $    228,222   $   (167,616)  $   285,417   $   118,463
                                ==================================================================================================

FIXED CHARGES AS DEFINED:
 Interest Expensed and
  Capitalized(1)                   $274,713      $280,169      $327,556      $ 382,565      $ 293,824      $238,182      $204,554
 Preferred Stock Dividend
  Requirement                         4,500         4,500         6,000          6,000          6,000         5,692         5,383
                                --------------------------------------------------------------------------------------------------

   Total                        $   279,213   $   284,669   $   333,556   $    388,565   $    299,824   $   243,874   $   209,937
                                ==================================================================================================

RATIO OF EARNINGS TO FIXED
 CHARGES                               1.26          1.03          1.12                                        1.17

 DEFICIENCY                     $         -   $         -   $         -   $    160,343   $    467,440   $         -   $    91,474


(1) Includes amortization of premiums, discounts, and capitalized debt expense and interest component of rent expense.